Exhibit 10.1

EXECUTION COPY

U.S. $150,000,000

LETTER OF CREDIT AGREEMENT

Dated as of August 24, 2012

Among

3M COMPANY,
as Borrower,

HSBC BANK USA, NATIONAL ASSOCIATION,
as Bank

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	10.3	Setoff	19
	10.4	Pledge of Special Deposit Account	19

11.	MISCELLANEOUS		19
	11.1	360-Day Year	19
	11.2	GAAP	19
	11.3	No Waiver; Cumulative Remedies	20
	11.4	Amendments, Etc.	20
	11.5	Binding Effect: Assignment	20
	11.6	New York Law	20
	11.7	Severability of Provisions	20
	11.8	Integration	20
	11.9	Notice	20
	11.10	Indemnification by the Borrower	21
	11.11	Customer Identification - USA Patriot Act Notice	21
	11.12	Execution in Counterparts	22
	11.13	Waiver of Jury Trial	22
	11.14	Jurisdiction	22
	11.16	No Fiduciary Relationship	22

-ii-

Letter of Credit Agreement

Dated as of August 24, 2012

3M Company, a Delaware corporation, and HSBC Bank USA, National Association, a national banking association, hereby agree as follows:

1.                                     DEFINITIONS

1.1                               Generally.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Letter of Credit Agreement.

“Bank” means HSBC, acting on its own behalf.

“Bank’s Account” means such account of the Bank as is designated in writing from time to time by the Bank to the Borrower the purposes of this Agreement.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the rate of interest publicly announced by the Bank in New York, New York from time to time as its “prime” rate of interest, (ii) the Federal Funds Rate plus one-half of one percent (.50%) or (iii) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Bank from time to time) at approximately 11:00 a.m. London time on such day).

“Borrower” means 3M Company, a Delaware corporation.

“Business Day” means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in New York are permitted or required by law to close.

“Commitment” means (a) the Dollar amount set forth opposite the Bank’s name on the signature pages hereof, or (b) the commitment of the Bank to issue Letters of Credit hereunder, as the context may require.

“Commitment Termination Date” means August 24, 2013 or, if earlier, the date on which the Bank’s Commitment is terminated pursuant to Section 10 or by agreement of the parties.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.

“EBITDA to Interest Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) consolidated EBITDA of the Borrower and its subsidiaries for the period of four consecutive Fiscal Quarters then ended to (ii) interest payable on, and amortization of debt discount in respect of, all Funded Debt of the Borrower and its subsidiaries during such period of four Fiscal Quarters.

“ERISA” means the Employment Retirement Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

“Event of Default” means an event specified in Section 10.1.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means any of the four periods, each approximately three calendar months in length, comprising the Borrower’s fiscal year.

“Funded Debt” means the sum of (i) all obligations of the Borrower and its subsidiaries for borrowed money, including but not limited to principal and interest with respect to all indebtedness hereunder and all other senior or subordinated debt for borrowed money, (ii) all purchase money obligations of the Borrower and its subsidiaries, including obligations under any capitalized lease, (iii) the face amount of all letters of credit issued for the account of the Borrower and its subsidiaries, including but not limited to any Letters of Credit (as defined herein), and (iv) all other interest-bearing obligations of the Borrower and its subsidiaries that are required to be listed as a liability on a balance sheet under GAAP. All determinations under this definition shall be made with respect to the Borrower and its subsidiaries on a consolidated basis.

“GAAP” has the meaning set forth in Section 11.2.

“HSBC” means HSBC Bank USA, National Association.

“L/C Amount” means the sum of (i) the aggregate face amount of all issued and outstanding Letters of Credit, plus (ii) Unreimbursed L/C Obligations.

“Letter of Credit” means (i) the Letters of Credit issued pursuant to this Agreement by the Bank for the benefit of the Borrower or a Subsidiary and described in Exhibit F hereto, and (ii) any other Letter of Credit, as defined in Section 2.1.

“Letter of Credit Fee Percentage” means 0.19% per annum.

“Loan Documents” means this Agreement, the Notes, any Reimbursement Agreements and any other document related hereto, together with all amendments, modifications and restatements thereof.

“Note” means a note in substantially the form of Exhibit C hereto with all blanks appropriately completed, together with any modifications and extensions thereof and any note or notes issues in renewal thereof or substitution or replacement therefor.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Reimbursement Agreement” means any letter of credit application and reimbursement agreement required by the Bank as a condition to issuance of any Letter of Credit.

“Seaside” means Seaside Insurance Limited, a Bermuda corporation.

“Securitization Entity” means a corporation, partnership, trust, limited liability company or other entity that is formed for the purpose of effecting or facilitating a Securitization Transaction and which engages in no business and incurs no indebtedness or other liabilities other than those related to or incidental to a Securitization Transaction.

“Securitization Transaction” means a transaction or series of related transactions pursuant to which a corporation, partnership, trust, limited liability company or other entity incurs obligations or issues interests, the proceeds of which are used to finance a discrete pool (which may be fixed or revolving) of receivables or other financial assets.

“Special Deposit Account” means an account maintained with the Bank in which funds are deposited pursuant to Section 2.1(e) or Section 10.2(c).

“Subsidiaries” means Seaside, Two Harbors and any other subsidiary of the Borrower authorized by the Borrower to request a Letter of Credit to be issued hereunder.

“Subsidiary Obligations” means all obligations of each Subsidiary to the Bank arising under or related to any Letter of Credit or any Reimbursement Agreement, including but not limited to such Subsidiary’s obligations to reimburse the Bank for any amount drawn under any Letter of Credit and to pay interest on any such amount, such Subsidiary’s obligation to pay fees in connection with any Letter of Credit, and any indemnification obligations of such Subsidiary relating to any Letter of Credit, in each case whether such obligation arises under this Agreement or under a Reimbursement Agreement, and including but not limited to any notes issued in substitution for all or any portion of such obligations.

“Two Harbors” means Two Harbors Insurance Company, a South Carolina corporation.

“Unreimbursed L/C Obligations” means, at any time, the aggregate amount drawn under Letters of Credit for which the Bank has not been reimbursed.

1.2                               Times

All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided.

2.                                      LINE OF CREDIT

2.1                               Letters of Credit.

(a)                                  Generally.  The Borrower may from time to time on or before the Commitment Termination Date request that the Bank issue one or more irrevocable standby letters of credit denominated in Dollars (each, a “Letter of Credit”) for the account of the Borrower or a Subsidiary.  The Bank shall not be obligated to issue such Letter(s) of Credit if (i) immediately following such issuance, the L/C Amount would exceed the Commitment or (ii) the Bank either determines or has received written notice from the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 2.2 shall not be satisfied.  Each Letter of Credit shall be used for the general corporate purposes of the Borrower or a Subsidiary.  The parties agree to begin negotiate in good faith 60 days prior to the Commitment Termination Date to renew the Commitment for an additional year on terms acceptable to all parties.

(b)                                 Application.  At least five days prior to the issuance of each Letter of Credit, the Borrower or a Subsidiary, as the case may be, shall execute a Reimbursement Agreement in the Bank’s standard form or in such other form as the Bank may reasonably require.  In the event of any conflict between the terms hereof and the terms of any Reimbursement Agreement, the terms hereof shall control.

(c)                                  Form.  Each Letter of Credit shall be issued in a form acceptable to the Bank.  Each Letter of Credit shall be denominated in Dollars.  No Letter of Credit shall have an initial or any renewal term of more than one year.

(d)                                 Payment of Drafts.  The Borrower shall pay the amount of each drawing under any Letter of Credit to the Bank on demand, together with interest at the Base Rate from the date that such drawing is paid by the Bank until payment of such amount in full.  The Bank may (at its option) charge any deposit account maintained by the Borrower with the Bank for the amount of any drawing under a Letter of Credit.

(e)                                  Special Deposit Account.  Unless otherwise agreed by the Bank in writing, the Borrower shall deposit in the Special Deposit Account, on the day that is five Business Days prior to the Commitment Termination Date, an amount equal to the aggregate face amount of all Letters of Credit then outstanding, less the balance (if any) then outstanding in the Special Deposit Account.

2.2                               Conditions Precedent to Each Letter of Credit.

The obligation of the Bank to issue any Letter of Credit hereunder shall be subject to the satisfaction of the following conditions precedent (and any request a Letter of Credit shall be deemed a representation and warranty by the Borrower that each of the following conditions precedent have been satisfied):

(a)                                  the Borrower has delivered to the Bank each of the items required to be delivered pursuant to Section 7;

(b)                                 the representations and warranties of the Borrower contained in this Agreement (other than the representations and warranties listed as “Material Adverse Effect”, “Litigation” and “Environmental Matters” on Exhibit B) shall be true and correct on the date of such Letter of Credit, as applicable, as though made on and as of such date (except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date, then such representation or warranty shall be true and correct as of such specific date); and

(c)                                  no Default or Event of Default exists.

2.3                               Evidence of Debt.

(a)                                  The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Bank resulting from Unreimbursed L/C Obligations owing to the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder in respect thereof.  The Borrower agrees that upon notice by the Bank to the Borrower to the effect that a Note is required or appropriate in order for the Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the obligations owing to the Bank, the Borrower shall promptly execute and deliver to the Bank a Note payable to the order of the Bank in a principal amount up to the Commitment, provided, however, failure to execute such Note(s) shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

(b)                                 Entries made in good faith and in conformity with sound industry standards by the Bank in the control account pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Bank under this Agreement, absent manifest error; provided, however, that the Borrower shall have the right to inspect such entries and the failure of the Bank to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

3.                                      GUARANTY OF SUBSIDIARY OBLIGATIONS

3.1                               Guaranty.

The Borrower hereby absolutely and unconditionally guarantees to the Bank the full and prompt payment when due, whether at maturity or earlier by reason of acceleration or otherwise, of the Subsidiary Obligations.

3.2                               Nature.

No act or thing need occur to establish the liability of the Borrower under this Section 3, and with the exception of full payment, no act or thing (including, but not limited to, a discharge in bankruptcy of the Subsidiary Obligations, and/or the running of the statute of limitations) relating to the Subsidiary Obligations which but for this provision could act as a release of the liabilities of the Borrower under this Section 3, shall in any way exonerate the Borrower, or affect, impair, reduce or release the Guaranty established under this Section 3 and the liability of the Borrower under this Section 3; and this shall be a continuing, absolute and unconditional guaranty and shall be in force and be binding upon the Borrower until the Subsidiary Obligations are fully paid.

3.3                               Waiver of Accommodation Party Defenses.

The liability of the Borrower under this Section 3 shall not be affected or impaired in any way by any of the following acts or things (which the Bank is hereby expressly authorized to do, omit or suffer from time to time without notice to or consent of anyone): (i) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all of the Subsidiary Obligations; (ii) any extensions or renewal of any Subsidiary Obligations (whether or not for longer than the original period) or any modification of the interest rate, maturity or other terms of any Subsidiary Obligations; (iii) any waiver or indulgence granted to a Subsidiary, and any delay or lack of diligence in the enforcement of any Subsidiary Obligations; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue, any Subsidiary or any other guarantor or other person liable on any Subsidiary Obligations; (v) any release, surrender, cancellation or other discharge of any Subsidiary Obligations or the acceptance of any instrument in renewal or substitution for any instrument evidencing any Subsidiary Obligations; (vi) any failure to obtain collateral security (including rights of setoff) for any Subsidiary Obligations, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security for any Subsidiary Obligations; (vii) any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security for any Subsidiary Obligations; (viii) any assignment, sale, pledge or other transfer of any Subsidiary Obligations; or (ix) any manner, order or method of application of any payments or credits on any Subsidiary Obligations.  The Borrower waives any and all defenses and discharges available to a surety, guarantor, or accommodation co-obligor, dependent on its character as such.

3.4                               Waiver of Subsidiary Defenses.

The Borrower waives any and all defenses, claims, setoffs and discharges of each Subsidiary, or any other obligor, pertaining to the Subsidiary Obligations, except the defense of discharge by payment in full.  Without limiting the generality of the foregoing, the Borrower will not assert against the Bank any defense of waiver, release, discharge in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, ultra vires acts, usury, illegality or unenforceability which may be available to a Subsidiary in respect of the Subsidiary Obligations, or any setoff available against the Bank to any Subsidiary, whether or not on account of a related transaction.  The liability of the Borrower shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting, any Subsidiary or any of such Subsidiary’s assets.  The Borrower will not assert against the Bank any claim, defense or setoff available to the Borrower against any Subsidiary.  The Borrower also hereby waives: (i) presentment, demand for payment, notice of dishonor or nonpayment, and protest of the Subsidiary Obligations; (ii) notice of the acceptance hereof by the Bank and of the creation and existence of all Subsidiary Obligations; and (iii) notice of any amendment to or modification of any of the terms and provisions of the Subsidiary Obligations, the Credit Agreement or any other agreement evidencing or securing any Subsidiary Obligations.  The Bank shall not be required to first resort for payment of the Subsidiary Obligations to any Subsidiary or any other persons or corporations, their properties or estates, or to any collateral, property, liens or other rights or remedies whatsoever.

3.5                               Recourse to Subsidiary.

No payment by the Borrower pursuant to any provision hereof shall entitle the Borrower, by subrogation to the rights of the Bank or otherwise, to any payment by a Subsidiary or out of the property of such Subsidiary until all of the Subsidiary Obligations (including interest) and all costs, expenses and attorneys’ fees paid or incurred by the Bank in endeavoring to collect the Subsidiary Obligations and enforcing the Guaranty established under this Section 3 have been fully paid.  The Borrower will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation available to the Borrower as to any Subsidiary Obligations, or against any person liable therefor, or as to any collateral security therefor, unless and until all such Subsidiary Obligations shall have been fully paid and discharged.

3.6                               Application of Payments.

Whenever, at any time or from time to time, the Borrower shall make any payment to the Bank under the Guaranty established under this Section 3, the Borrower shall notify the Bank in writing that such payment is made for such purpose.  If any payment applied by the Bank to the Subsidiary Obligations is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of any Subsidiary or any other obligor), the Subsidiary Obligations to which such payment was applied shall for the purposes of this Section 3 be deemed to have continued in existence, notwithstanding such application, and this Section 3 shall be enforceable as to such Subsidiary Obligations as fully as if such application had never been made.

3.7                               Continuing Guaranty.

The Guaranty established under this Section 3 shall constitute a continuing and irrevocable guaranty, and the Bank may continue, without notice to or consent by the Borrower, to issue Letters of Credit for the account of a Subsidiary in reliance upon the Guaranty established under this Section 3 until written notice of revocation of the Guaranty established under this Section 3 shall have been received by the Bank from the Borrower.  Any such notice of revocation shall not affect the Guaranty established under this Section 3 in relation to any Subsidiary Obligations then existing or created thereafter pursuant to this Agreement, or any extensions or renewals of any such Subsidiary Obligations, and as to all such Subsidiary Obligations and extensions or renewals thereof, such Guaranty shall continue effective until the same have been fully paid with interest.

4.                                      FEES AND EXPENSES

4.1                               Letter of Credit Fees.

(a)                                  Commission.  A fee shall be due and payable to the Bank upon issuance of each Letter of Credit, computed at an annual rate equal to the Letter of Credit Fee Percentage applied to the face amount of that Letter of Credit outstanding from time to time, from and including the date of issuance of that Letter of Credit until the expiration thereof, payable in arrears on (i) the last day of each March, June, September and December (including, as applicable, each such day falling before or after the Commitment Termination Date), and (ii) the Commitment Termination Date.

(b)                                 Additional Fees.  An additional examination fee shall be due and payable to the Bank upon any draw under any Letter of Credit.  In addition, the Borrower shall pay to the Bank, on demand any and all of the Bank’s standard fees in connection with the issuance of and any drawings under any Letters of Credit, which fees shall be subject to review and adjustment by the Bank in its sole discretion at any time and from time to time.

4.2                               Expenses.

The Borrower shall pay (i) all reasonable attorneys’ fees and out-of-pocket expenses of such attorneys incurred by the Bank in connection with the preparation, negotiation, execution and amendment of this Agreement and related documents and (ii) all costs and expenses (including but not limited to reasonable attorneys’ fees and out-of-pocket expenses) incurred by the Bank in connection with the enforcement of this Agreement and related documents (including but not limited to reasonable attorneys’ fees and out-of-pocket expenses of the Bank, whether paid to outside counsel or allocated to in-house counsel).

5.                                      INTEREST

5.1                               Default Rate.

Upon the occurrence of an Event of Default, and so long as such Event of Default continues without written waiver thereof by the Bank, in the sole discretion of the Bank and without waiving any of its other rights and remedies, the outstanding principal balance of the Unreimbursed L/C Obligations shall bear interest at an annual rate which shall be equal to two percent (2.00%) over the annual rate or rates that would otherwise be in effect with respect to such Unreimbursed L/C Obligations had there been no occurrence of such Event of Default.

5.2                               Capital Adequacy; Indemnity.

In addition to any interest payable on Unreimbursed L/C Obligations and any fees or other amounts payable hereunder, the Borrower agrees:

(a)                                  Capital Adequacy.  If the Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, the Bank may require the Borrower to pay it the amount necessary to restore the Bank’s Return to what it would have been had there been no Capital Adequacy Rule Change.  For purposes of this paragraph (a), the following definitions shall apply:

(i)                                     “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by the Bank under this Agreement during such period by (B) the average capital the Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by the Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(ii)                                  “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to the Bank, or the interpretation thereof by any governmental or regulatory authority including, without limitation, any agency of the European Union or similar monetary or multinational authority.  Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(iii)                               “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that the Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the Bank’s financial condition.  For the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to occur after the date of this Agreement, regardless of the date enacted, adopted or issued.

(iv)                              “Bank” includes (but is not limited to) the Bank, as defined elsewhere in this Agreement, any assignee of any interest of the Bank hereunder, any participant in the loans made hereunder and any holding company of any of the foregoing.

The initial notice sent by the Bank shall be sent as promptly as practicable after the Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore the Bank’s Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in the Bank’s Return and the Bank’s calculation of the amount of such reduction, and shall include the Bank’s representation that it has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, the Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore the Bank’s Return for that quarter.  The Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

5.3                               Mitigation of Yield Protection.

The Bank hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 5.2 or 6.4, the Bank will give notice thereof to the Borrower.  The Borrower may at any time, by notice to the Bank, request that the Bank change its lending office as to any Unreimbursed L/C Obligations or that it specify a new lending office with respect to its Commitment and any Letters of Credit or that it rebook any Letter of Credit with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and the Bank will use reasonable efforts to comply with such request unless, in the opinion of the Bank, such change or specification or rebooking is inadvisable or might have an adverse effect, economic or otherwise, upon it, including its reputation.  In addition, the Bank agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of lending office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the Borrower pursuant to Section 5.2 or Section 6.4 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which the Bank is aware at such time, then such costs or requirements shall not be imposed upon the Borrower but shall be borne by the Bank.  All expenses incurred by the Bank in changing a lending office or specifying another lending office of the Bank or rebooking any Letter of Credit in response to a request from the Borrower shall be paid by the Borrower.  Nothing in this Section 5.3 (including, without limitation, any failure by the Bank to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the Borrower under Section 5.2 or Section 6.4, including any obligations payable in respect of any period prior to the date of any change or specification of a new lending office or any rebooking of any Letter of Credit.

6.                                      DISBURSEMENTS AND PAYMENTS

6.1                               Payments.

(a)                                 Generally.  The Borrower shall initiate all payments of principal, interest, fees and other payments due under the Notes or this Agreement (including but not limited to all payments due under Section 2.1(d), Section 3 or any Reimbursement Agreement) and all prepayments with respect to the Notes or this Agreement to the Bank by means of payment made by the Borrower to the Bank in Dollars not later than 12:00 noon in same day funds for the account of the Bank.  All such payments shall be made in immediately available funds.  Any payment due on a day on which the Bank is not open for substantially all of its business shall be due on the next day on which the Bank is so open.  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee or commission, as the case may be.  Absent obvious error, the records of the Bank will be conclusive evidence of the principal and accrued interest owing with respect to all Unreimbursed L/C Obligations.

(b)                                 Interest Payments.  Interest accruing on the Unreimbursed L/C Obligations shall be payable quarterly in arrears on the last day of each March, June, September and December and at maturity.

(c)                                  Principal Payment. The entire principal balance of the Unreimbursed L/C Obligations shall, if not sooner demanded, be due and payable in full on the Commitment Termination Date.

6.2                               Prepayments.

The Borrower may prepay the Unreimbursed L/C Obligations in whole at any time or from time to time in part, without penalty or premium.

6.3                               Termination or Reduction of the Commitment.

The Borrower may from time to time on at least ten calendar days’ prior notice received by the Bank terminate the Commitment in whole or permanently reduce the Commitment in part, provided that (i) the Commitment may not be terminated in whole at any time that any Letter of Credit or Unreimbursed L/C Obligation remains outstanding, (ii) each partial reduction of the Commitment shall be in the minimum amount of $10,000,000 or in a multiple of $10,000,000 in excess thereof and (iii) no partial reduction of the Commitment shall reduce the aggregate amount of the Commitment to an amount less than the L/C Amount.

6.4                               Taxes.

(a)                                 All payments made by the Borrower to the Bank under or in connection with this Agreement or the Notes shall be made without any setoff or other counterclaim, and free and clear of and without deduction for or on account of any present or future taxes now or hereafter imposed by any governmental or other authority, except to the extent that such deduction or withholding is compelled by law.  As used herein, the term “Taxes” shall include all income, excise and other taxes of whatever nature (other than taxes generally assessed on the overall net income of the Bank by the government or other authority of the country, state or political subdivision in which the Bank is incorporated or in which the office through which the Bank is acting is located) as well as all levies, imposts, duties, charges, or fees of whatever nature.  If the Borrower is compelled by law to make any such deductions or withholdings it will:

(i)                                     pay to the relevant authorities the full amount required to be so withheld or deducted;

(ii)                                  except to the extent that such deduction or withholding results from a breach by the Bank of the representations contained in Section 6.4(b), pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by the Bank after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount the Bank would have received had no such deductions or withholdings been made; and

(iii)                               promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authorities.

(b)                                 If any Taxes otherwise payable by the Borrower pursuant to the foregoing paragraph are directly asserted against the Bank, the Bank may pay such Taxes and the Borrower promptly shall reimburse the Bank to the full extent otherwise required by such paragraph.  The obligations of the Borrower under this Section 6.4 shall survive any termination of this Agreement.  The Bank by its execution of this Agreement does hereby represent to the Borrower that if the Bank is organized under the laws of any jurisdiction other than the United States or any state thereof, the Bank has furnished to the Borrower either U.S. Internal Revenue Service Form W-8BEN, or U.S. Internal Revenue Service Form W-8ECI, as applicable (wherein the Bank claims entitlement to complete exemption from U.S. Federal withholding tax on all interest payments hereunder).

(c)                                  If the Borrower makes an increased tax payment to the Bank under the foregoing clause (a)(ii) and the Bank determines in its absolute discretion that (a) a tax credit is attributable to that tax payment, and (b) the Bank has obtained, utilized and fully retained that tax credit on an affiliated group basis, then the Bank shall pay an amount to the Borrower which the Bank determines in its absolute discretion will leave it (after that payment) in the same after-tax position as it would have been in had the payment under clause (a)(ii) not been required to be made by the Borrower; provided, however, that (i) the Bank shall be the sole judge of the amount of such tax credit and the date on which it is received, (ii) the Bank shall not be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with the Bank’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if the Bank shall subsequently determine that it has lost the credit of all or a portion of such tax credit, the Borrower shall promptly remit to the Bank the amount certified by the Bank to be the amount necessary to restore the Bank to the position it would have been in if no payment had been made pursuant to this sentence.

6.4                               Judgment Currency.

If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement in Dollars or any alternative currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the Bank could purchase the Specified Currency with the amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower with respect to any such sum due from it to the Bank shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be due under this Agreement in the Judgment Currency, the Bank may, in accordance with normal banking procedures, purchase and transfer to the required location of payment the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Bank against, and to pay the Bank on demand, in the applicable Specified

Currency, any difference between the sum originally due to the Bank in the Specified Currency and the amount of the Specified Currency so purchased and transferred on that Business Day.

7.                                      CONDITIONS PRECEDENT

On or before the date hereof, the Borrower shall deliver to the Bank the documents detailed in Exhibit A, properly executed and in form and content acceptable to the Bank.

8.                                      REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, the Borrower makes the representations and warranties contained in Exhibit B.  Each request for a Letter of Credit under this Agreement constitutes a reaffirmation of these representations and warranties (other than the representations and warranties listed as “Material Adverse Effect”, “Litigation” and “Environmental Matters” on Exhibit B) as of the date of such Letter of Credit.

9.                                      COVENANTS.

From the date hereof through the Commitment Termination Date, and thereafter until the Unreimbursed L/C Obligations are paid in full and no Letter of Credit remains outstanding, unless the Bank shall otherwise agree in writing, the Borrower shall do the following:

9.1                               Financial Information

The Borrower shall deliver to the Bank:

(a)                                 Annual Financial Statements.  Within 100 days of the Borrower’s fiscal year end, the Borrower’s consolidated annual financial statements.  The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank.

(b)                                 Interim Financial Statements.  Within 60 days of each Fiscal Quarter, the Borrower’s interim financial statements.  These statements will be prepared on a consolidated basis and in accordance with GAAP.  These statements will include a statement of cash flows.

(c)                                  Compliance Certificate.  Concurrent with the financial statements required above, a compliance certificate, in the form of Exhibit E, signed by an officer of the Borrower, attesting to the accuracy of the financial statements, and demonstrating in form acceptable to the Bank that the Borrower remains in compliance with the covenants detailed in this Agreement.

(d)                                 Notices.  Promptly upon becoming aware of the same, written notice of any Default or Event of Default.

(e)                                  Additional Information.  Upon request of the Bank, such other information as it may reasonably request.

The Borrower shall deliver the statements required under paragraphs (a) and (b) to the Bank by e-mail containing either the body of such statements or a hyperlink to the location of such statements on the World Wide Web.

9.2                               Covenants

The Borrower shall:

(a)                                 Negative Pledge.  Not create, incur or suffer to exist any pledge, lien, security interest, assignment or transfer upon or of any of the Borrower’s accounts receivable or other rights to payment, whether now existing or hereafter created or existing; provided, however, nothing in this Section 9.2(a) shall prohibit the Borrower from (i) assigning or transferring certain of its accounts receivable in connection with a sale of the part of its business from which such accounts receivable have arisen, or (ii) transferring not more than 25% of its accounts receivable (with such percentage determined by face amount of the accounts receivable as of the time immediately before such transfer) to a Securitization Entity in connection with a Securitization Transaction, so long as the Borrower receives reasonably equivalent value on account of such transfer.

(b)                                 Taxes.  Pay, when due, all taxes, assessments and governmental charges levied or imposed upon the Borrower; provided, however, the Borrower shall not be required to pay any such tax, assessment or governmental charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Borrower in accordance with generally accepted accounting principles.

(c)                                  Insurance.  Cause its properties to be adequately insured against loss or damage and to carry such other insurance as is usually carried by persons engaged in the same or similar business.  Such insurance shall either be maintained by the Borrower through self-insurance through captive insurance companies or by insurance issued by reputable and solvent insurance companies.

(d)                                 Merger.  Refrain from being acquired by any other entity and refrain from transferring all or substantially all of its assets to, or consolidating, merging or otherwise combining with, any other entity where the Borrower is not the surviving entity; provided, however, the Borrower’s failure to comply with the requirements of this Section 9.2(d) shall not constitute an Event of Default under Section 10.1(f) of this Agreement, but instead shall give the Bank the right, by written notice to the Borrower, to demand payment of unpaid principal, accrued interest and all other amounts payable under the Notes and this Agreement and to terminate the Commitment, with such demand and termination to be effective thirty calendar days’ following such written notice from the Bank to the Borrower.

(e)                                  Maintenance of Properties.  Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition; provided, however, that nothing in this Section 9.2(e) shall prevent the Borrower from discontinuing the operation or maintenance of such plant, properties or equipment if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business.

(f)                                   Books and Records.  Maintain adequate books and records in accordance with generally accepted accounting principles.

(g)                                  Compliance with Laws.  Comply with all material laws and regulations applicable to its business.

(h)                                 Preservation of Rights.  Maintain and preserve its corporate existence and all material rights, privileges, charters and franchises it now has; provided, however, that the Borrower shall not be required to preserve any such right, privilege, charter or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower.

(i)                                     Inspection.  Upon reasonable notice by the Bank to the Borrower, permit the Bank to visit and inspect the Borrower’s properties and examine its books and records to the extent the Bank determines such inspection and examination is necessary for the Bank to observe and monitor the Borrower’s financial performance and financial condition and to assure the Borrower’s compliance with its obligations under this Agreement.

(j)                                    Use of Proceeds.  Use the proceeds of the Letters of Credit solely for the Borrower’s general corporate purposes; provided, however, the proceeds of the Letters of Credit shall not be used by the Borrower (i) in connection with any acquisition by the Borrower of other businesses, whether through merger, consolidation, acquisition of assets, acquisition of stock or other ownership interests or otherwise; or (ii) in connection with or preparation for any case or proceeding contemplated by Section 10.1(j) hereof.

(k)                                 Foreign Assets Control.  Ensure that neither the Borrower nor any subsidiary of the Borrower nor any Person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on (i) the lists of Specially Designated Nationals and Blocked Persons maintained by the Department of the Treasury’s Office of Foreign Assets Control, or (ii) the list of persons whose property or interests in property are blocked or subject to blocking pursuant to section 1 of Executive Order 13224 of September 23, 2001.

(l)                                     Ratio of EBITDA to Interest.  Maintain its EBITDA to Interest Ratio as of the end of each fiscal quarter of the Borrower at not less than 3.0 to 1.

These covenants were negotiated by the Bank and the Borrower based on information provided to the Bank by the Borrower.  A breach of a covenant is an indication that the risk of the transaction has increased.  In consideration for any waiver or modification of these covenants, the Bank may require: collateral or other credit support; higher fees or interest rates; and/or revised loan documentation or monitoring.  Any covenant waiver or modification will be made in the sole discretion of the Bank.  The foregoing in no way limits the rights of the Bank under Section 10 of this Agreement.

10.                               EVENTS OF DEFAULT AND REMEDIES.

10.1                        Default

As used herein, “Event of Default” means any of the following:

(a)                                 Default in the payment when due of any principal due with respect to any of the Unreimbursed L/C Obligations and the continuance of such default for one (1) calendar day.

(b)                                 Default in the payment when due of any interest, fees, costs, expenses or other payments required to be paid by the Borrower under this Agreement and the continuance of such default for five (5) calendar days.

(c)                                  Default in the payment of unpaid principal, interest and other payments under this Agreement (other than as set forth in subsections (a) and (b) above) following the Borrower’s receipt of written notice from the Bank demanding payment thereof as permitted in Section 9.2(d) of this Agreement and the passage of thirty calendar days following such written notice.

(d)                                 Default in the observance or performance of any covenant or agreement contained in Section 9.2(a) or 9.2(l) of this Agreement.

(e)                                  Default in the observance or performance of any covenant or agreement contained in Section 9.1 of this Agreement and continuance of such default for twenty (20) calendar days.

(f)                                   Default in the observance or performance of any covenant or agreement contained in this Agreement or related documents (other than a covenant or agreement a default in whose performance is elsewhere in this Section 10.1 specifically dealt with) and continuance for more than thirty (30) calendar days.

(g)                                  Default in the payment of any indebtedness of the Borrower or a Subsidiary when due or, if payable on demand, on demand, or any other default by the Borrower or a Subsidiary in any agreement relating to indebtedness or contingent liabilities that would allow the maturity of such indebtedness to be accelerated, in each case if the outstanding balance (including principal, interest, and any other sums) of all such indebtedness or liabilities in default at any one time exceeds $200,000,000.

(h)                                 Any representation or warranty made by the Borrower to the Bank proves to be untrue in any material respect.

(i)                                     The rendering against the Borrower of any final judgment, decree or order for the payment of money in excess of $500,000,000 (excluding any portion of such judgment, decree or order which is insured by an unrelated third-party insurer which has not objected to or denied coverage), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of ninety (90) calendar days without a stay of execution.

(j)                                    With or without the Borrower’s consent, a custodian, trustee or receiver shall be appointed for the majority of the properties of the Borrower or a Subsidiary, or a petition shall be filed by or against the Borrower or a Subsidiary under the United States Bankruptcy Code or any similar comprehensive bankruptcy or insolvency law, whether domestic or foreign.

(k)                                 The Borrower shall fail to pay the amount of any drawing under any Letter of Credit to the Bank on demand, or shall otherwise fail to perform any of its obligations under Section 2.1(d); or the Borrower or a Subsidiary shall fail to perform any of its or their obligations under any Reimbursement Agreement.

(l)                                     The Borrower shall repudiate, purport to revoke, assert the invalidity or unenforceability of, or fail to perform any obligation under the guaranty set forth in Section 3, or such guaranty shall for any reason be determined by the Bank in good faith to be invalid or unenforceable.

10.2                        Remedies.

Upon the occurrence of any one or more Events of Default, or at any time thereafter, the Bank may:

(a)           terminate the Commitment;

(b)                                 declare the unpaid principal, accrued interest and all other amounts payable under the Notes and this Agreement to be immediately due and payable;

(c)                                  if any Letter of Credit remains outstanding, require the Borrower to deposit in the Special Deposit Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit; and/or

(d)                                 exercise any or all remedies available to the Bank under the other Loan Documents or otherwise available by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default under paragraph 10.1(j), the Commitment shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under the Notes and this Agreement will become immediately due and payable, and the Borrower shall immediately be obligated to deposit in the Special Deposit Account immediately available funds equal to the then-outstanding L/C Amount.

10.3                        Setoff

The Bank may, upon the occurrence of an Event of Default or at any time thereafter, without prior notice to the Borrower, set off and apply any and all deposits held by, and other indebtedness owing by, the Bank to or for the credit or the account of the Borrower against any and all obligations owing to the Bank hereunder, whether now or hereafter existing, whether or not the Bank has made demand under this Agreement or any Loan Document and whether such obligations may be contingent or unmatured.  Such right shall be in addition to and not in lieu of any other rights and remedies available to the Bank under the other Loan Documents or otherwise available by law or agreement.  The Bank will endeavor to notify the Borrower promptly after any such setoff made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such setoff or any application of funds realized by such setoff.

10.4                        Pledge of Special Deposit Account.

The Borrower hereby pledges, and grants the Bank a security interest in, all sums held in the Special Deposit Account from time to time and all proceeds thereof as security for the payment of all amounts due and to become due from the Borrower to the Bank pursuant to this Agreement, including but not limited to the Borrower’s obligations under Section 3, and the Borrower’s obligation to reimburse the Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate Reimbursement Agreement.  The Bank shall have full ownership and control of the Special Deposit Account, and the Borrower shall have no right to withdraw the funds maintained in the Special Deposit Account.

11.                               MISCELLANEOUS.

11.1                        360-Day Year.

All interest on Unreimbursed L/C Obligations and all fees due under this Agreement will be calculated based on the actual days elapsed in a 360-day year.

11.2                        GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all calculations for compliance with financial covenants will be made using generally accepted accounting principles consistently applied (“GAAP”).

11.3                        No Waiver; Cumulative Remedies.

No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights.  The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.

11.4                        Amendments, Etc.

Any amendment, modification, termination, or waiver of any provision of this Agreement must be in writing and signed by the Bank.

11.5                        Binding Effect: Assignment.

This Agreement is binding on the Borrower and the Bank and their successors and assigns.  The Borrower may not assign its rights hereunder without the prior written consent of the Bank.

11.6                        New York Law.

This Agreement is governed by the substantive laws of the State of New York.

11.7                        Severability of Provisions.

If any part of this Agreement is unenforceable, the rest of the Agreement may still be enforced.

11.8                        Integration.

This Agreement contains the entire understanding between the parties and supersedes all other oral or written agreements between the Borrower and the Bank.

11.9                        Notice.

Except as otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by registered mail, postage prepaid, or (iii) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address set forth by its signature below or if telecopied, transmitted to that party at its telecopier number set forth by its signature below; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.  All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy.  All communications required hereunder to be delivered by e-mail shall be transmitted to the e-mail address set forth by the applicable party’s signature below, or, as to each party, at such other e-mail address as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.

If the Bank issues, or takes any action respecting, a Letter of Credit pursuant to any communication of any kind from the Borrower or a Subsidiary, including, without limitation:  (i)

the Borrower’s or a Subsidiary’s written request other than on the Bank’s standard application, (ii) the Bank’s prescribed computerized entry format, or (iii) any written or oral telecommunication, then the provisions of this Agreement shall apply to such Letter of Credit or such action, notwithstanding any lack of reference to this Agreement in such communication.  In furtherance of the foregoing, and without limitation thereof:  the Borrower or a Subsidiary may be entitled to apply for the issuance and amendment, as well as potentially other letter of credit services, pursuant to HSBCnet and any successor thereto.  The Bank and the Borrower acknowledge and agree that, unless and solely to the extent otherwise agreed by both parties hereto, any application or other letter of credit transaction effected pursuant to HSBCnet or any successor shall create a legal, valid and binding obligation of each party hereto, governed by and enforceable against it in accordance with the terms of this Agreement.

11.10                 Indemnification by the Borrower.

The Borrower hereby agrees to indemnify and hold harmless the Bank, as well as its agents, employees, officers and directors (collectively, the “Indemnified Parties” and individually an “Indemnified Party”) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against an Indemnified Party in any way relating to or arising out of this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses to the extent resulting from (i) an Indemnified Party’s failure to perform its obligations under this Agreement, or (ii) any negligence, gross negligence or willful misconduct of an Indemnified Party.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s negligence, gross negligence or willful misconduct.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

11.11                 Customer Identification - USA Patriot Act Notice.

The Bank hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.  The Borrower agrees to promptly provide such information upon request.

11.12                 Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

11.13                 Waiver of Jury Trial.

THE BORROWER AND THE BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

11.14                 Jurisdiction.

The Borrower hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court.  The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower at its address referred to in Section 11.9.  The Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 11.14 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

11.16 No Fiduciary Relationship.

The Borrower acknowledges that the Bank has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Bank and the Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

Address:	3M COMPANY
Building 224-5S-26, 3M Center
St. Paul, MN 55144-1000
Attention: Scott d. Krohn
E-Mail: sdkrohn@mmm.com	By	/s/ Scott D. Krohn
Telecopier (651) 737-0010		Scott D. Krohn, Its Vice President, Treasurer

Commitment: $150,000,000	HSBC BANK USA, NATIONAL ASSOCIATION

Address:	By	/s/ Patrick D. Mueller
452 Fifth Avenue		Name: Patrick D. Mueller
New York, NY 10018		Title: Director
Attention: Seema Sodha
E-Mail:
Telecopier: 917-229-0973

EXHIBITS

Exhibit A	Conditions Precedent

Exhibit B	Representations and Warranties

Exhibit C	Form of Note

Exhibit D	Telephone/Facsimile/E-Mail Indemnity Letter

Exhibit E	Form of Compliance Certificate

Exhibit F	Existing Letters of Credit

Exhibit A

CONDITIONS PRECEDENT

1.             A Note to the order of the Bank to the extent requested by the Bank pursuant to Section 2.3.

2.             Authorization

(a)                                 A certified copy of resolutions of the Borrower’s board of directors authorizing the execution of this Agreement and all related documents.

(b)                                 A certificate of the Borrower’s corporate secretary as to the incumbency and signatures of the officers of the Borrower signing this Agreement.

3.             Organization

(a)                                 A certified copy of the Borrower’s Articles of Incorporation and By-Laws.

(b)                                 A Certificate of Good Standing issued by the Secretary of the State of the state of the Borrower’s incorporation dated not more than 30 days prior to the date hereof.

4.                                      An opinion of counsel to the Borrower, opining as to the due authorization, execution, delivery and enforceability of the Loan Documents and such other matters as the Bank may require.

5.                                      A Telephone/Facsimile/E-Mail Indemnity Letter in the form of Exhibit D.

A-1

Exhibit B

REPRESENTATIONS AND WARRANTIES

Corporate Status.  The Borrower is a corporation duly formed and in good standing under the laws of the State of Delaware.

Authorization.  The execution, delivery and performance of this Agreement are within the Borrower’s powers, have been duly authorized, and do not conflict with the articles or bylaws of the Borrower, any agreement by which the Borrower is bound or any court, administrative or other ruling by which the Borrower is bound.

Financial Reports.  The Borrower has provided the Banks with its annual audited financial statement as of December 31, 2011 and its quarterly unaudited financial statement as of June 30, 2012.  These statements fairly represent the financial condition of the Borrower as of their respective dates and were prepared in accordance with GAAP.  There has been no material adverse change in the consolidated financial condition of the Borrower after the date of those statements.

Material Adverse Change.  Since December 31, 2011, except as disclosed in the quarterly unaudited financial statement as of June 30, 2012, there has been occurred no event or circumstance that would individually or in the aggregate have a material adverse effect on the consolidated financial condition or operations of the Borrower.

Litigation.  Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the Borrower’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, each as filed with the Securities and Exchange Commission (“SEC”), there are no legal or governmental proceedings pending or, to the best of the Borrower’s knowledge, threatened by governmental authorities or others, by which the Borrower is or may be bound, which, if determined adversely to the Borrower, would individually or in the aggregate have a material adverse effect on the consolidated financial condition or operations of the Borrower.

Taxes.  The Borrower has filed when due all federal, state and local tax returns and paid all amounts shown as due thereon, except for such amounts which are being contested in good faith by appropriate proceedings.

No Default.  There is no Default or Event of Default under this Agreement.

ERISA.  The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from the PBGC or other governmental area.

Environmental Matters.  Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the Borrower’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, each as filed with the SEC, to the best of the Borrower’s knowledge, the Borrower has not incurred, directly or indirectly, any material contingent liability in

B-1

connection with (i) the release of any toxic or hazardous waste or substance into the environment or (ii) noncompliance with applicable environmental, health and safety statutes and regulations.

Insurance.  The Borrower is maintaining the insurance required by Section 9.2(c).

Legal Agreements.  This Agreement and the other Loan Documents constitute the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, including against claims of usury, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally.

Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  After application of the proceeds of each Letter of Credit, not more than 25 percent of the value (as determined by any reasonable method) of the assets of the Borrower subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted will consist of margin stock.

Exhibit C

NOTE

$

                         , 201

FOR VALUE RECEIVED, 3M Company, a Delaware corporation (the “Borrower”), promises to pay immediately on demand to the order of HSBC Bank USA, National Association (the “Bank”), at such place as the Bank may from time to time designate in writing, the principal sum of                                                                Dollars ($                              ), or, if less, the aggregate unpaid principal amount of all Unreimbursed L/C Obligations owing to the Bank by the Borrower pursuant to Section 2.1 of the Letter of Credit Agreement dated August 24, 2012 between the Borrower and the Bank (the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest hereunder, for the acceleration of this Note upon an Event of Default and for the voluntary prepayment of this Note.  This Note is a “Note,” as defined in the Credit Agreement.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

3M COMPANY

By
Its

Exhibit D

[Separately provided]

D-1

TELEPHONE/FACSIMILE/E-MAIL INDEMNITY LETTER

HSBC Bank USA National Association
Trade and Supply Chain
2 Hanson Place, 14th Floor
Brooklyn, NY 11217

ATTN: Trade and Supply Chain

In order to induce HSBC Bank USA National Association (the “Bank”) to accept instructions from the undersigned (the “Customer”) by telephone, facsimile, or e-mail in connection with (i) letters of credit which may be issued from time to time at the request or for the account of the Customer, and/or (ii) any other trade services provided by the Bank for the benefit or account of the Customer as set forth on the second page of this Letter collectively, (the “Transactions”), without requiring the Customer to deliver an executed written original of the instruction document(s)(the “Instruction Document”) prior to the Bank taking action with respect to such telephone, facsimile-transmitted, or e-mail transmitted instructions, the Customer agrees that:

1. The Bank is authorized to rely on and to act on any telephone, any facsimile-transmitted, or any e-mail transmitted instructions concerning the Transactions which the Bank believes in good faith, without any need to inquire or investigate as to, or verify, the genuineness or authenticity of the instructions, to be from the Customer, and the Bank shall not be liable to the Customer or any third party for so acting or refraining from acting, except in the case of negligence, gross negligence or willful misconduct by the Bank.

2. The Bank shall in particular not be under any duty to make any inquiry or investigation with respect to, or verification of, the telephone, facsimile-transmitted, or e-mail transmitted instructions, except to confirm that its records show that the person purporting to be issuing the instructions on behalf of the Customer has authority to do so; provided, however, that with respect to telephone instructions, the Bank shall have no duty or obligation to inquire, investigate or verify that the person issuing such telephone instructions and identifying himself/herself as an authorized person of the Customer is who he/she purports to be.  Any action or omission taken by the Bank pursuant to telephone, facsimile-transmitted, or e-mail transmitted instructions, in a manner consistent with this letter, shall be binding upon the Customer, its heirs, successors, legal representatives, beneficiaries, trustees, assigns and anyone else claiming through or on behalf of the Customer, whether ultimately made with or without the authority, knowledge or consent of the Customer.

3. The Customer shall at all times indemnify, defend and hold the Bank, and the officers, directors, employees, agents and affiliates of the Bank (“Indemnitees”) harmless from and against all actions, liabilities, proceedings, claims, losses, damages, costs, fees (including reasonable attorney’s fees) and expenses arising in connection with the Bank’s or any Indemnitees’ action or failure to act with respect to telephone, facsimile-transmitted, or e-mail transmitted instructions, in a manner consistent with this Letter, except in the case of negligence, gross negligence or willful misconduct by the Bank or such Indemnitee.

4. The Bank shall be under no duty or obligation to accept any telephone, facsimile, or e-mail instructions from the Customer, and the Bank may accept or refuse to accept, at any time and from time to time, any such instructions in its sole and absolute discretion, without giving the Customer prior notice of its refusal to accept any such telephone, facsimile, or e-mail instructions.

The following list of individuals are authorized to instruct Bank Personnel, by telephone, and/or facsimile or e-mail to execute the following transactions (the “Transactions”):

•                  Issuance of a DC, amendment or shipping guarantee.

•                  Approval of discrepancies.

•                  Authority to pay at sight against DC or Collection documents.

•                  Authority to refinance against DC or Collection documents.

•                  Instructions to modify DC, amendment or Collection instructions after physical request has been received.

•                  Acceptance of commitment confirmations with respect to DCs to be negotiated by the Bank

•                  Approval of charges

•                  Instructions to assign proceeds

PRINT NAME	TITLE	SIGNATURE	EMAIL ADDRESS

Corporation or Partnership Name

By:
	Name	Title

Individual Signature

Date

Exhibit E

CERTIFICATE OF COMPLIANCE

In accordance with the Letter of Credit Agreement dated as of August 24, 2012, by and between 3M Company (the “Borrower”) and HSBC Bank USA, National Association, as such Credit Agreement has been or may hereafter be amended from time to time, attached are the consolidated financial statements for the Borrower for the period ending                               , 201_ (the “Effective Date”).

I certify that the financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the annual financial statements.  I also certify that as of the Effective Date, the Borrower is in compliance with the covenants stated in the Credit Agreement.

I further certify that the Borrower’s EBITDA to Interest Ratio, as defined in the Credit Agreement, as of the Effective Date is as set forth below:

(a)	EBITDA	$
(b)	Interest	$
EBITDA to Interest Ratio [(a)/(b)]			to 1
Minimum Permitted EBITDA to Interest Ratio			3.0 to 1

Furthermore, I have no knowledge of the occurrence of an Event of Default under the Credit Agreement or of any event which with notice of lapse of time would constitute an Event of Default, except those specifically stated below.

3M COMPANY

By
Its

E-1

Exhibit F

Existing Letters of Credit

Account Party	Letter of Credit No.	Current Face Amount	Beneficiary	Automatic Renewal
Seaside Insurance Limited	SDCMTN559942	44,765,000	National Union Fire Insurance	yes
Seaside Insurance Limited	SDCMTN560209	71,283,319	Old Republic Insurance Company	yes
Seaside Insurance Limited	SDCMTN560200	2,137,573	Northwestern National Insurance	yes
Seaside Insurance Limited	SDCMTN560406	350,000	Chartis Property Casual Company	yes
3M Company	SDCMTN560325	378,000	Decatur Utilities	yes

F-1